EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 2000 Stock Incentive Plan of DOBI Medical International, Inc., of our audit of the consolidated financial statements of the Company as of December 31, 2003, and for the year then ended, which includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in DOBI Medical International Inc.'s Annual Report on Form 10-KSB, for the year ended December 31, 2003, filed February 3, 2004.



/s/ Marcum & Kliegman LLP
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New York, New York
December 2, 2004